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Filed Pursuant to Rule 424(b)(5)
Registration No. 333-213587

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per note	Proposed maximum aggregate offering price	Amount of registration fee(1)

5.875% Subordinated Notes due 2026	$150,000,000	99.070%	$148,605,000	$14,964.52

(1)
Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT
(To Prospectus dated September 12, 2016)

$150,000,000 5.875% Subordinated Notes due 2026

          We are offering $150,000,000 aggregate principal amount of 5.875% Subordinated Notes due 2026 (which we refer to as the "notes").

          We will pay interest on the notes at an annual rate equal to 5.875% on March 29 and September 29 of each year, beginning on March 29, 2017. The notes will mature on September 29, 2026.

          The notes will be unsecured and subordinated in right of payment to the payment of our existing and future senior indebtedness. In the event of our bankruptcy or insolvency, the holders of the notes will not be entitled to receive any payment with respect to the notes until all holders of senior indebtedness are paid in full. The notes will be effectively subordinated to our existing and future secured indebtedness, to the extent of the value of the assets securing such debt. The notes will be structurally subordinated to all existing and future indebtedness of our subsidiaries. The notes will be obligations of First Midwest Bancorp, Inc. only and will not be obligations of, and will not be guaranteed by, any of our subsidiaries.

          On or after August 29, 2026, we may redeem the notes, in whole at any time or in part from time to time, at their principal amount plus accrued and unpaid interest to, but excluding, the date of redemption. The notes will not otherwise be redeemable by us prior to maturity. Any such redemption will be subject to the prior approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"). No holder should expect that the notes will be redeemed prior to their scheduled maturity.

          The notes will be issued only in registered book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

          The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the Federal Deposit Insurance Corporation (the "FDIC") or any other governmental agency or instrumentality. The notes are ineligible as collateral for a loan or extension of credit from us or any of our subsidiaries.

          Investing in the notes involves risks. See "Risk Factors" beginning on page S-8 to read about factors you should consider before buying the notes.

          Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public offering price	99.070%	$148,605,000
Underwriting discount and commissions	0.650%	$975,000
Proceeds, before offering expenses, to us	98.420%	$147,630,000

          The public offering price set forth above does not include accrued and unpaid interest, if any. Interest on the notes will accrue from September 29, 2016.

          The underwriters expect to deliver the notes in book-entry form only through the facilities of The Depository Trust Company ("DTC") against payment in New York, New York on or about September 29, 2016. Beneficial interests in the notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC.

Joint Book-Running Managers

Goldman, Sachs & Co.	Sandler O'Neill + Partners, L.P.

Co-Manager

Stephens Inc.

Prospectus Supplement dated September 22, 2016.

Prospectus Supplement

Prospectus

          No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus supplement or the accompanying prospectus. You must not rely on any unauthorized information or representations. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operations and prospects may have changed since such dates. Neither this prospectus supplement nor the accompanying prospectus constitutes an offer, or an invitation on our behalf or on behalf of the underwriters, to subscribe for and purchase, any notes and may not be used for or in connection with an offer or solicitation by anyone, in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

          This document consists of two parts. The first part is this prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying prospectus, which describes more general information, some of which may not apply to this offering. You should read both this prospectus supplement and the accompanying prospectus, together with additional information described below under the heading "Where You Can Find More Information". If there is any inconsistency between the information in this prospectus supplement and the accompanying prospectus, you should rely on the information in this prospectus supplement.

          You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any person to provide you with different or inconsistent information. If anyone provides you with different or inconsistent information, you should not rely on it.

          All references in this prospectus supplement to "First Midwest", the "Company", "we", "us", "our" or similar references mean First Midwest Bancorp, Inc., and its consolidated subsidiaries unless the context otherwise requires.

WHERE YOU CAN FIND MORE INFORMATION

          We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You may read and copy any document we file at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. In addition, our SEC filings are available to the public at the SEC's website at www.sec.gov and on our website at www.firstmidwest.com.

          In this prospectus supplement, as permitted by law, we "incorporate by reference" information from other documents that we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus supplement and should be read carefully. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus supplement is considered to be automatically updated and superseded. In other words, in case of a conflict or inconsistency between information contained in this prospectus supplement and information incorporated by reference into this prospectus supplement, you should rely on the information contained in the document that was filed later.

          We incorporate by reference in this prospectus supplement the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

  •
  First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  First Midwest's Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016;

  •
  First Midwest's Current Reports on Form 8-K filed on January 13, 2016, January 15, 2016, March 17, 2016, April 4, 2016, May 2, 2016, May 24, 2016, June 29, 2016, June 30, 2016, August 22, 2016, September 9, 2016, September 13, 2016 and September 22, 2016; and

  •
  All documents filed by First Midwest under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on or after the date of this prospectus supplement and before the termination of this offering.

S-iii

          You may request a copy of any of these filings, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing, at no cost, by writing to or telephoning us at the following address:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
One Pierce Place, Suite 1500
Itasca, Illinois 60143
(630) 875-7463

          Other than any documents expressly incorporated by reference, the information on our website and any other website that is referred to in this prospectus supplement is not part of this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus supplement and the accompanying prospectus, including the documents that are incorporated by reference, contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Exchange Act. You can identify forward-looking statements by words such as "may", "hope", "will", "should", "expect", "plan", "anticipate", "intend", "believe", "estimate", "predict", "potential", "possible", "continue", "could", "future" or the negative of those terms or other words of similar meaning. You should read statements that contain these words carefully because they discuss our future expectations or state other "forward-looking" information. Such forward-looking statements may relate to our financial condition, results of operations, plans, objectives, future performance or business and are based upon the beliefs and assumptions of our management and the information available to our management at the time these disclosures are prepared. These forward-looking statements involve risks and uncertainties that we may not be able to accurately predict or control and our actual results may differ materially from the expectations we describe in our forward-looking statements. Before you invest in the notes, you should be aware that the occurrence of the events discussed under the heading "Risk Factors" in this prospectus supplement and in the information incorporated by reference herein (including the risk factors contained in our Annual Report on Form 10-K), could have an adverse effect on our business, results of operations and financial condition. These factors, many of which are beyond our control, include the following:

  •
  Management's ability to reduce and effectively manage interest rate risk and the impact of interest rates in general on the volatility of our net interest income;

  •
  Asset and liability matching risks and liquidity risks;

  •
  Fluctuations in the value of our investment securities;

  •
  The ability to attract and retain senior management experienced in banking and financial services;

  •
  The sufficiency of the allowance for credit losses to absorb the amount of actual losses inherent in the existing portfolio of loans;

  •
  The models and assumptions underlying the establishment of the allowance for credit losses and estimation of values of collateral and various financial assets and liabilities may be inadequate;

  •
  Credit risks and risks from concentrations (by geographic area and by industry) within our loan portfolio;

S-iv

  •
  The effects of competition from other commercial banks, thrifts, mortgage banking firms, consumer finance companies, credit unions, securities brokerage firms, insurance companies, money market and other mutual funds, and other financial institutions operating in our markets or elsewhere providing similar services;

  •
  Changes in the economic environment, competition or other factors that may influence the anticipated growth of loans, fee income and deposits, the quality of the loan portfolio and loan and deposit pricing;

  •
  Changes in general economic or industry conditions, nationally or in the communities in which we conduct business;

  •
  Volatility of rate sensitive deposits;

  •
  Our ability to adapt successfully to technological changes to compete effectively in the marketplace;

  •
  Operational risks, including data processing system failures or fraud;

  •
  Our ability to successfully pursue acquisition and expansion strategies and integrate any acquired companies;

  •
  The impact of liabilities arising from legal or administrative proceedings, enforcement of bank regulations and enactment or application of laws or regulations;

  •
  Governmental monetary and fiscal policies and legislative and regulatory changes (including those implementing provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act) that may result in the imposition of costs and constraints through higher FDIC insurance premiums, significant fluctuations in market interest rates, increases in capital requirements, operational limitations or compliance costs;

  •
  Changes in federal and state tax laws or interpretations, including changes affecting tax rates, income not subject to tax under existing law and interpretations, income sourcing, or consolidation/combination rules;

  •
  Changes in accounting principles, policies or guidelines affecting the businesses we conduct;

  •
  Acts of war or terrorism;

  •
  Other economic, competitive, governmental, regulatory and technological factors affecting our operations, products, services and prices;

  •
  Our ability to realize the expected financial results and other strategic objectives relating to our recently announced sale-leaseback transaction with Oak Street Real Estate Capital, LLC ("Oak Street");

  •
  The risk that the businesses of First Midwest and Standard Bancshares, Inc. ("Standard") will not be integrated successfully or such integration may be more difficult, time consuming or costly than expected;

  •
  Expected revenue synergies, cost savings and other financial or other benefits of the proposed transaction between First Midwest and Standard might not be realized within the expected timeframes or might be less than projected;

  •
  Our potential exposure to unknown contingent liabilities of Standard;

  •
  Our ability to successfully integrate any assets, liabilities, customers, systems, and management personnel we may acquire, including from Standard, into our operations and

S-v

    our ability to realize related revenue synergies and cost savings within expected time frames; and

  •
  The ability to obtain regulatory approvals of the Standard acquisition, or the ability to obtain such approvals in a timely manner.

          The foregoing list of important factors may not be all inclusive, and we specifically decline to undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made, or to reflect the occurrence of unanticipated events. For a further discussion of these and other risks, uncertainties and other factors applicable to First Midwest, see "Risk Factors" in this prospectus supplement and First Midwest's other filings with the SEC incorporated by reference into this prospectus supplement.

S-vi

SUMMARY

          This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and does not contain all the information that you need to consider in making your investment decision. You should carefully read this entire prospectus supplement and the accompanying prospectus, as well as the information to which we refer you and the information incorporated by reference herein, before deciding whether to invest in the notes. You should pay special attention to the "Risk Factors" section of this prospectus supplement to determine whether an investment in the notes is appropriate for you.

 First Midwest Bancorp, Inc.

          First Midwest is a Delaware corporation headquartered in the Chicago suburb of Itasca, Illinois. It is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank, and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. At June 30, 2016, First Midwest had consolidated total assets of approximately $11.0 billion and over $8.3 billion in trust assets under management. First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI". First Midwest employed approximately 1,900 full-time equivalent employees at June 30, 2016.

Corporate Information

          Our headquarters are located at One Pierce Place, Suite 1500, Itasca, Illinois 60143, and our telephone number is (630) 875-7463. We maintain a website at www.firstmidwest.com. Information on our website is not incorporated by reference and is not a part of this prospectus supplement or the accompanying prospectus.

 Recent Developments

Standard Acquisition

          On June 28, 2016, we announced the execution of an agreement and plan of merger (the "merger agreement") in connection with our proposed acquisition of Standard and Standard's wholly owned bank subsidiary, Standard Bank & Trust Company ("SB&T") (the "merger"). The merger agreement provides for a fixed exchange of 0.4350 shares of First Midwest common stock for each share of Standard common stock. Based upon First Midwest's June 28, 2016 closing price of $16.11 per share of common stock, the overall transaction is valued at approximately $365 million, including Standard's common stock, stock options, phantom stock and stock settled rights. It is anticipated that the acquisition will close in late 2016 or early 2017. The merger remains subject to customary regulatory approvals and closing conditions, as well as the approvals of First Midwest's and Standard's respective shareholders.

          Standard, an Illinois corporation incorporated in 1982, is a registered bank holding company headquartered in Hickory Hills, Illinois. Its primary business is operating its bank subsidiary, SB&T, an Illinois state-chartered bank headquartered in Hickory Hills, Illinois. SB&T is a relationship-focused bank that serves local businesses and individuals through a full range of services including business banking, retail banking, and trust and wealth management services. It provides these financial services through 34 banking locations throughout the Chicagoland area and Northwest Indiana. At June 30, 2016, SB&T had approximately $2.5 billion in total assets, $2.2 billion in deposits, $1.8 billion in loans and approximately $307 million in trust assets under management for its wealth management clients.

Sale and Leaseback

          On September 12, 2016, First Midwest Bank entered into an agreement of sale and purchase (the "sale agreement") with Oak Street providing for the sale to Oak Street of 55 properties owned and operated by First Midwest Bank as branches (the "branches") for an aggregate cash purchase price of approximately $150 million (the "sale-leaseback transaction"). The branches are located in Illinois and Indiana.

          Under the sale agreement, First Midwest Bank has agreed, concurrently with the closing of the sale of the branches, to enter into triple net lease agreements (the "lease agreements") with Oak Street or its affiliates according to which First Midwest Bank will lease each of the branches. Subject to the right of First Midwest Bank to terminate certain of the lease agreements at the end of the eleventh year, the lease agreements will have initial terms of fourteen years. Each lease agreement will provide First Midwest Bank with five consecutive renewal options of five years each.

          The sale-leaseback transaction will result in a pre-tax gain of approximately $90 million (after transaction-related expenses), with $6 million realized upon the closing of the transaction and the remaining $84 million deferred and realized on a straight line basis over the initial terms of the lease agreements. Aggregate first-year rent expense under the lease agreements will be approximately $11 million (excluding any amortization of the deferred gain). The lease agreements also will include a 1.5% annual rent escalation during the initial term and during the first and second five-year renewal periods. First Midwest expects that the investment of proceeds and the gain from the sale-leaseback transaction, net of occupancy expenses associated with the branches, will be modestly accretive to First Midwest's earnings over the initial term of the lease agreements.

          First Midwest anticipates that the sale-leaseback transaction will close by September 30, 2016, subject to the satisfaction of customary closing conditions.

          The foregoing description of the sale agreement and the lease agreements is a summary and is qualified in its entirety by the complete terms of these agreements, which are filed as Exhibits 10.1 and 10.2, respectively, to First Midwest's Current Report on Form 8-K filed on September 13, 2016 and incorporated by reference herein.

Risk Factors

          An investment in the notes involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page S-8 of this prospectus supplement and in the "Risk Factors" section included in our Annual Report on Form 10-K for the year ended December 31, 2015, as well as other information included or incorporated by reference into this prospectus supplement and the accompanying prospectus, including our financial statements and the notes thereto, before making an investment decision.

 Summary of the Offering

          The following summary contains basic information about the notes offered hereby and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of the notes, you should read the section of this prospectus supplement entitled "Description of the Notes".

Issuer	First Midwest Bancorp, Inc., a Delaware corporation.
Securities offered hereby	$150,000,000 aggregate principal amount of 5.875% Subordinated Notes due 2026 (the "notes").

The notes will be issued under a subordinated notes indenture, expected to be dated on or about September 29, 2016, between First Midwest and U.S. Bank National Association, as trustee, as amended and supplemented by a first supplemental indenture to be dated on or about September 29, 2016 (together, the "indenture").

Issue price	99.070% plus accrued interest, if any, from and including September 29, 2016.
Maturity date	September 29, 2026.
Interest rate; Interest payment dates	We will pay interest on the notes at an annual rate equal to 5.875% on March 29 and September 29 of each year (each, an "interest payment date"), beginning on March 29, 2017.
Record dates	March 14 and September 14.
Day count convention	30/360.
No guarantees	The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to the liabilities of our subsidiaries as discussed below under "Ranking".
Ranking	The notes will be unsecured and:
• subordinated in right of payment to the payment of our existing and future senior debt (as defined in the indenture and described under "Description of the Notes — Subordination");
• will rank equally in right of payment with all of our existing and future indebtedness ranking on a parity with the notes;

• will be structurally subordinated to all existing and future indebtedness of our subsidiaries;
• will be effectively subordinated to any of our existing and future secured indebtedness, to the extent of the value of the assets securing such indebtedness; and
• will rank senior in right of payment to any of our obligations that rank junior and not equally with or senior to the notes.

As of June 30, 2016, First Midwest had approximately $115 million of outstanding senior debt and no outstanding securities ranking on a parity with the notes. As of June 30, 2016, our subsidiaries (including First Midwest Bank) had total deposits, debt and accrued interest payable and other liabilities of approximately $9.7 billion, all of which ranks structurally senior to the notes.

The indenture does not limit the amount of additional indebtedness we or our subsidiaries may incur. Pursuant to the sale-leaseback transaction, First Midwest expects to incur annual lease payment obligations of approximately $11 million, subject to annual rent escalations, and these lease payments will be senior to the notes. See "— Recent Developments — Sale and Leaseback". In addition, First Midwest currently anticipates that during the third or fourth quarter of 2016, it will enter into an unsecured revolving credit facility of up to $50 million with a large U.S. commercial bank. Borrowings under that unsecured revolving credit facility would constitute senior debt (as defined in the indenture and described under "Description of the Notes — Subordination"). First Midwest would be able to draw upon the unsecured revolving credit facility from time to time and expects that it would use any amounts borrowed under the unsecured revolving credit facility for general corporate purposes.

Optional redemption

We may redeem the notes, in whole or in part, on or after August 29, 2026 at 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest to, but not including, the date of redemption. Our ability to exercise the option to redeem the notes prior to their maturity date, in the circumstance described above, is subject to our first having received prior approval of the Federal Reserve to redeem the notes. Holders should not expect the notes to be redeemed prior to their scheduled maturity.

Form	Fully-registered global notes in book-entry form.
Denominations	$2,000 and integral multiples of $1,000 in excess thereof.

Future issuances

The notes will initially be limited to an aggregate principal amount of $150,000,000. We may, from time to time, without notice to or consent of the noteholders, increase the aggregate principal amount of the notes outstanding by issuing additional notes in the future with the same terms as the notes, except for the issue date and offering price, and such additional notes shall be consolidated with the notes issued in this offering and form a single series of notes, provided that the additional notes are fungible with the notes offered hereby for U.S. federal income tax and securities law purposes.

Use of proceeds

We expect to use the net proceeds from this offering of approximately $146.7 million, after deducting the underwriters' discount and estimated offering expenses payable by us, to repay at maturity the entire $115 million aggregate principal amount of our 5.875% senior notes due November 2016, plus accrued interest, and for other general corporate purposes.

See the section entitled "Use of Proceeds".
Governing law	The notes and the indenture will be governed by the laws of the State of New York.
Trustee	U.S. Bank National Association.
No prior market

The notes will be new securities for which there are no existing markets. Although the underwriters have informed us that they intend to make a market in the notes, they are not obligated to do so, and they may discontinue market-making activities at any time without notice. We cannot assure you that an active or liquid market for the notes will develop or be maintained.

Listing	The notes will not be listed on any securities exchange.

SUMMARY SELECTED CONSOLIDATED HISTORICAL FINANCIAL INFORMATION

          You should read the selected consolidated financial data set forth below in conjunction with First Midwest's Management's Discussion and Analysis of Financial Condition and Results of Operations and the First Midwest Consolidated Financial Statements and related notes incorporated by reference into this prospectus supplement. The financial data as of and for the fiscal years ended December 31, 2015, 2014, 2013, 2012, and 2011 is derived from First Midwest's audited financial statements. The financial data as of and for the six month-periods ended June 30, 2016 and 2015 is derived from First Midwest's unaudited financial statements incorporated by reference into this prospectus supplement, which have been prepared on the same basis as First Midwest's audited financial statements. See "Where You Can Find More Information". First Midwest's historical results may not be indicative of First Midwest's future performance. In addition, results for the six-month periods ended June 30, 2016 and 2015 may not be indicative of the results that may be expected for the full fiscal year or future periods.

	As of or for the six
	months ended June 30,		As of or for the years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(dollars in thousands, except per share information)
Operating Results
Net income (loss)	$43,229	$42,456	$82,064	$69,306	$79,306	$(21,054)	$36,563
Net income (loss) applicable to common shares	42,727	41,979	81,182	68,470	78,199	(20,748)	25,437
Per Common Share Data
Basic earnings (loss) per common shares	$0.54	$0.55	$1.05	$0.92	$1.06	$(0.28)	$0.35
Diluted earnings (loss) per common shares	0.54	0.55	1.05	0.92	1.06	(0.28)	0.35
Common dividends declared	0.18	0.18	0.36	0.31	0.16	0.04	0.04
Book value at period end	15.38	14.43	14.70	14.17	13.34	12.57	12.93
Market price at period end	17.56	18.97	18.43	17.11	17.53	12.52	10.13
Balance Sheet Highlights
Total assets	$10,995,810	$9,863,027	$9,732,676	$9,445,139	$8,253,407	$8,099,839	$7,973,594
Total loans	7,979,537	6,850,185	7,161,715	6,736,853	5,714,360	5,387,570	5,348,615
Deposits	8,971,316	8,212,671	8,097,738	7,887,758	6,766,101	6,672,255	6,479,175
Senior and subordinated debt	162,876	201,039	201,208	200,869	190,932	214,779	252,153
Stockholders' equity	1,250,889	1,124,957	1,146,268	1,100,775	1,001,442	940,893	962,587
Financial Ratios
Allowance for credit losses to loans(1)	1.02%	1.07%	1.05%	1.11%	1.52%	1.91%	2.28%
Net loan charge-offs to average loans, annualized	0.24%	0.41%	0.29%	0.52%	0.55%	3.26%	1.91%
First Midwest Regulatory Capital Ratios(2)
Total capital to risk-weighted assets	10.68%	11.37%	11.15%	11.23%	12.39%	11.90%	13.68%
Tier 1 capital to risk-weighted assets	9.83%	10.49%	10.28%	10.19%	10.91%	10.28%	11.61%
Common equity Tier 1 to risk-weighted assets	9.32%	9.93%	9.73%	N/A	N/A	N/A	N/A
Tier 1 capital to average assets	8.94%	9.34%	9.40%	9.03%	9.18%	8.40%	9.28%

(1)
This ratio includes acquired loans that are recorded at fair value through an acquisition adjustment, which incorporates credit risk as of the acquisition date with no allowance for credit losses being established at that time. As the acquisition adjustment is accreted into income over future periods, an allowance for credit losses is established as necessary to reflect credit deterioration. For a discussion of the allowance for acquired loan losses and the related acquisition adjustment, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Item 7 of First Midwest's Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this prospectus supplement by reference.

(2)
Basel III Capital Rules became effective for First Midwest on January 1, 2015. These rules revised the risk-based capital requirements and introduced a new capital measure, common equity Tier 1 to risk-weighted assets. As a result, ratios subsequent to December 31, 2014 are computed using the new rules and prior periods presented are reported using the regulatory guidance applicable at that time.

 RATIO OF EARNINGS TO FIXED CHARGES

          Our consolidated ratio of earnings to fixed charges for each of the periods indicated is as follows:

Pro forma(1)
Six
	Six Months							Months	Year
	Ended							Ended	Ended
	June 30,		Years Ended December 31,					June 30,	December 31,
	2016	2015	2015	2014	2013	2012	2011	2016	2015
Ratio of Earnings to Fixed Charges:(2)
Excluding interest on deposits	7.67x	9.23x	8.15x	8.16x	8.89x	(1.78)x	4.00x	6.95x	7.28x
Including interest on deposits	5.45x	5.98x	5.56x	5.12x	5.55x	(0.39)x	2.00x	5.09x	5.16x
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends:(2)
Excluding interest on deposits	7.67x	9.23x	8.15x	8.16x	8.89x	(1.78)x	2.12x	6.95x	7.28x
Including interest on deposits	5.45x	5.98x	5.56x	5.12x	5.55x	(0.39)x	1.55x	5.09x	5.16x

(1)
For the six months ended June 30, 2016 and the year ended December 31, 2015, our pro forma ratios of earnings to fixed charges reflect the pro forma effects on earnings and fixed charges from this offering and the repayment of our outstanding $115 million of 5.875% senior notes due November 2016 as described herein under "Use of Proceeds".

(2)
For the purpose of computing these ratios, "earnings" represent net income (loss) from continuing operations before taxes plus fixed charges, and "fixed charges" consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of rental expense. The term "preferred stock dividends" is the amount of pre-tax earnings that is required to pay dividends on First Midwest's outstanding preferred stock. First Midwest repurchased all of its outstanding preferred stock in 2011 and does not currently have any preferred stock outstanding. For details on the calculations, including dollar amounts of deficiencies for relevant periods, see Exhibit 12.1 to the Current Report on Form 8-K filed on September 22, 2016 and incorporated herein by reference.

          The ratio of earnings to fixed charges does not reflect annual lease payment obligations of approximately $11 million, subject to annual rent escalations, that we expect to incur pursuant to the sale-leaseback transaction. See "Summary — Recent Developments — Sale and Leaseback".

RISK FACTORS

          Investing in the notes involves risks, including the risks described below that are specific to the notes and those that could affect us and our business. You should not purchase notes unless you understand these investment risks. Please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict such risks or estimate the extent to which they may affect our financial performance. This prospectus supplement also contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in any forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this prospectus supplement and the accompanying prospectus. Before purchasing any notes, you should carefully consider the following discussion of risks and the other information in this prospectus supplement and the accompanying prospectus, and carefully read the risks described in the documents incorporated by reference in this prospectus supplement, including those set forth under the caption "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2015.

Risk relating to the notes

           Our obligations under the notes will be unsecured and subordinated.

          Our obligations under the notes will be unsecured and subordinated to all of our existing and future senior debt. As of June 30, 2016, First Midwest had approximately $115 million of senior debt outstanding (which would rank senior to the notes), approximately $48 million of junior subordinated debt outstanding (which would rank junior to the notes) and no outstanding securities ranking on a parity with the notes. Our subsidiaries (including First Midwest Bank) had total deposits, debt, accrued interest payable and other liabilities of approximately $9.7 billion, all of which ranks structurally senior to the notes. We may incur substantial additional indebtedness, including additional senior debt and indebtedness ranking on a parity with the notes, in the future. The indenture does not contain any limitation on the amount of debt or other obligations that we may incur hereafter.

          Pursuant to the sale-leaseback transaction, First Midwest expects to incur annual lease payment obligations of approximately $11 million, subject to annual rent escalations, and these lease payment obligations will be senior to the notes. See "Summary — Recent Developments — Sale and Leaseback". In addition, First Midwest currently anticipates that during the third or fourth quarter of 2016, it will enter into an unsecured revolving credit facility of up to $50 million with a large U.S. commercial bank. Borrowings under that unsecured revolving credit facility would constitute senior debt (as defined in the indenture and described under "Description of the Notes — Subordination"). First Midwest would be able to draw upon the unsecured revolving credit facility from time to time and expects that it would use any amounts borrowed under the unsecured revolving credit facility for general corporate purposes.

           Holders of the notes will have limited rights if there is an event of default.

          Payment of principal on the notes may be accelerated only in the case of certain events of bankruptcy or insolvency or reorganization involving First Midwest or the receivership or similar proceeding of First Midwest Bank. There is no right of acceleration in the case of default in the payment of principal or interest on the notes or in the performance of any of our other obligations under the notes.

           The notes will be our unsecured obligations and not obligations of our subsidiaries and will be structurally subordinated to the debt of our subsidiaries, which will not guarantee the notes.

          Our right to participate in any distribution of assets of our subsidiaries upon their liquidation or otherwise, and thus your ability as a holder of the notes to benefit indirectly from such distribution, will be subject to the prior claims of depositors and creditors of our subsidiaries, except to the extent that any of our claims as a creditor of our subsidiaries may be recognized. The notes will not be guaranteed by any of our subsidiaries. As a result, the notes will be structurally subordinated to all existing and future liabilities and obligations of our subsidiaries, including First Midwest Bank. As of June 30, 2016, First Midwest Bank's total deposits and borrowings were approximately $9.0 billion and $450 million, respectively. First Midwest Bank and our other subsidiaries may incur additional debt and liabilities in the future, all of which would rank structurally senior to the notes.

           We are a holding company and depend on our subsidiaries for payments of principal and interest.

          The notes will be exclusively our obligations and not those of our subsidiaries. We are a holding company that conducts substantially all of our operations through First Midwest Bank. As a result, our ability to make principal and interest payments on the notes will depend primarily upon the receipt of dividends and other distributions from First Midwest Bank.

          Like all state member banks, First Midwest Bank would be required to obtain the prior approval of the Federal Reserve to declare and pay a dividend to First Midwest if the total of all dividends declared by it in any calendar year would exceed the sum of its net profits for that year and its retained net profits for the preceding two calendar years, less any required transfers to surplus. Under the foregoing dividend restrictions and minimum capital requirements, as of June 30, 2016, First Midwest Bank could pay aggregate dividends of approximately $31 million to First Midwest without obtaining prior governmental approvals. This amount is not necessarily indicative of amounts that may be paid or available to be paid in future periods.

           The notes will be effectively junior to all of our and our subsidiaries' secured indebtedness.

          The notes will be effectively subordinated to any future secured debt we or our subsidiaries may incur, to the extent of the value of the assets securing such debt. In the event that we are declared bankrupt, become insolvent or are liquidated or reorganized, any debt that ranks ahead of the notes will be entitled to be paid in full from our assets before any payment may be made with respect to the notes. Holders of the notes will participate in our remaining assets ratably with all holders of our unsecured indebtedness that is deemed to be of the same ranking as the notes based upon the respective amounts owed to each holder or creditor. In any of the foregoing events, we may not have sufficient assets to pay amounts due on the notes. As a result, if holders of the notes receive any payments, they may receive less, ratably, than holders of secured indebtedness.

          Although we do not currently have outstanding any secured indebtedness for money borrowed, the indenture does not preclude us from incurring secured debt.

           The notes will not restrict our ability to incur additional debt.

          Neither we nor any of our subsidiaries is restricted by the indenture from incurring additional debt or other liabilities, including additional senior debt. If we incur additional debt or liabilities, our ability to pay our obligations on the notes could be adversely affected. We expect to incur, from time to time, additional debt and other liabilities. In addition, we are not restricted under the indenture from granting security interests in our assets, paying dividends or issuing or repurchasing our securities.

          In addition, there are no financial covenants in the indenture. You are not protected under the indenture in the event of a highly leveraged transaction, reorganization, a default under our existing indebtedness, restructuring, merger or similar transaction that may adversely affect the credit quality of First Midwest, except to the extent described under "Description of the Notes — Merger, Consolidation or Sale of Assets" included in this prospectus supplement.

           The notes will not be insured or guaranteed by the FDIC.

          The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality.

           You may be unable to sell the notes because a public trading market for the notes may not develop and if it develops it may not have sufficient liquidity.

          We do not intend to apply for listing of the notes on any securities exchange. Consequently, the notes will be relatively illiquid and you may be unable to sell your notes. Although the underwriters have advised us that, following completion of the offering of the notes, the underwriters currently intend to make a secondary market in the notes, they are not obligated to do so and may discontinue any market-making activities at any time without notice. Accordingly, a trading market for the notes may not develop and if one develops it may not have sufficient liquidity.

           Our credit ratings may not reflect all risks of an investment in the notes.

          The credit ratings assigned to the notes may not reflect the potential impact of all risks related to structure and other factors on any trading market, if any, for, or trading value of, the notes. In addition, real or anticipated changes in our credit ratings will generally affect any trading market, if any, for, or trading value of, the notes. Accordingly, you should consult your own financial and legal advisors as to the risks entailed by an investment in the notes and the suitability of investing in the notes in light of your particular circumstances. A credit rating is not a recommendation to buy, sell or hold securities and may be revised, suspended or withdrawn by the rating agency at any time.

           The notes are subject to early redemption.

          We may redeem the notes in whole or in part, on or after August 29, 2026 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed. The notes are less likely to become subject to early redemption during periods when interest is accruing on the notes at a rate below that which we would pay on any new issue of our interest-bearing debt securities having a maturity equal to the remaining term of the notes. The notes are more likely to become subject to early redemption during periods when interest is accruing on the notes at a rate above that which we would pay on any new issue of interest-bearing debt securities having a maturity equal to the remaining term of the notes. Any redemption would be subject to the prior approval of the Federal Reserve. In the event that we redeem your notes prior to their maturity date, you will receive only 100% of the principal amount of the notes to be redeemed, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed, as described under "Description of the Notes — Optional Redemption" in this prospectus supplement. You should not expect the notes to be redeemed prior to their scheduled maturity date.

           Regulatory requirements may restrict our ability to pay the principal of, and accrued and unpaid interest on, the notes, regardless of whether we are the subject of an insolvency proceeding.

          As a bank holding company, our ability to pay the principal of, and interest on, the notes is subject to Federal Reserve rules and guidelines regarding capital adequacy. We intend to treat the notes as "Tier 2 capital" under these rules and guidelines. The Federal Reserve guidelines generally require us to review the effects of the cash payment of Tier 2 capital instruments, such as the notes, on our overall financial condition. Moreover, pursuant to federal law and Federal Reserve regulations, a bank holding company is required to act as a source of financial and managerial strength to each of its banking subsidiaries and commit resources to their support, including the guarantee of capital plans of an undercapitalized bank subsidiary. Such support may be required at times when a holding company may not otherwise be inclined to provide it. As a result of the foregoing, we may be unable to pay accrued interest on the notes on one or more of the scheduled interest payment dates or at any other time or the principal of the notes at the maturity of the notes.

          If we were to be the subject of a bankruptcy proceeding under Chapter 11 of the U.S. Bankruptcy Code, the bankruptcy trustee would be deemed to have assumed and would be required to cure immediately any deficit under any commitment we have to any of the federal banking agencies to maintain the capital of First Midwest Bank and any other insured depository institution for which we have such a responsibility, and any claim for breach of such obligation would generally have priority over most other unsecured claims.

Risks relating to the merger

           Standard will be subject to business uncertainties and contractual restrictions while the merger is pending.

          Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Standard and consequently on First Midwest. These uncertainties may impair Standard's ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Standard to seek to change existing business relationships with Standard. Retention of certain employees may be challenging during the pendency of the merger, as employees may experience uncertainty about their future roles with First Midwest. If key employees depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with First Midwest, First Midwest's business following the merger could be impacted. In addition, the merger agreement restricts Standard from making certain acquisitions and taking other specified actions without the consent of First Midwest, and generally requires Standard to continue its operations in the ordinary course, until the merger occurs. These restrictions may prevent Standard from pursuing attractive business opportunities that may arise prior to the completion of the merger.

           Combining First Midwest and Standard may be more difficult, costly or time-consuming than First Midwest currently expects, and First Midwest may fail to realize the anticipated benefits and cost savings of the merger.

          First Midwest and Standard have operated and, until the completion of the merger, will continue to operate, independently. The success of the merger, including anticipated benefits and cost savings, will depend, in part, on First Midwest's ability to successfully combine and integrate the Standard business into its own in a manner that permits growth opportunities and does not materially disrupt existing customer relationships or result in decreased revenues due to loss of customers. It is possible that the integration process could result in the loss of key employees, the disruption of either company's ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their loans or deposits out of our banks. The success of the combined company following the merger may depend, in part, on the ability of First Midwest to integrate the two businesses, business models and cultures. If First Midwest experiences difficulties in the integration process, including those listed above, First Midwest may fail to realize the anticipated benefits of the merger in a timely manner or at all. First Midwest's business or results of operations may be materially and adversely affected as a result.

           Regulatory approvals may not be received, may take longer than expected or may impose conditions that are not presently anticipated or that could have an adverse effect on the combined company following the merger.

          Before the merger may be completed, First Midwest and Standard must obtain approvals from the Federal Reserve and the Illinois Department of Financial and Professional Regulation. Prior notice of the merger must also be provided to the Indiana Department of Financial Institutions. Other approvals, waivers or consents from regulators may also be required. In determining whether to grant these approvals the regulators consider a variety of factors. An adverse development in either party's regulatory standing or these factors could result in an inability to obtain regulatory approvals or delay their receipt. These regulators may impose conditions on the completion of the merger or require changes to the terms of the merger. Such conditions or changes could have the effect of delaying or preventing completion of the merger or imposing additional costs on or limiting the revenues of the combined company following the merger, any of which might have an adverse effect on the combined company following the merger. Regulatory approvals could also be adversely impacted based on the status of any investigation of either party or its customers, including subpoenas to provide information or investigations, by a federal, state or local governmental agency. First Midwest cannot guarantee that it will be able to obtain all required regulatory approvals, the timing of those approvals or whether any conditions will be imposed.

           If the merger is not completed, First Midwest and Standard will have incurred substantial expenses without realizing the expected benefits of the merger.

          Each of First Midwest and Standard has incurred and will incur substantial expenses in connection with the negotiation and completion of the transactions contemplated by the merger agreement, as well as the costs and expenses of all filing and other fees paid to the SEC in connection with the merger. If the merger is not completed, First Midwest and Standard would have to recognize these expenses without realizing the expected benefits of the merger.

           Completion of the merger is subject to certain conditions, and if these conditions are not satisfied or waived, the merger will not be completed.

          The obligations of First Midwest and Standard to complete the merger are subject to satisfaction or waiver (if permitted) of a number of conditions. The satisfaction of all of the required conditions could delay the completion of the merger for a significant period of time or prevent it from occurring. Any delay in completing the merger could cause the combined company not to realize some or all of the benefits that the combined company expects to achieve if the merger is successfully completed within its expected time frame. Further, there can be no assurance that the conditions to the closing of the merger will be satisfied or waived or that the merger will be completed.

          In addition, either First Midwest or Standard may terminate the merger agreement under certain circumstances, including if the merger is not completed on or before June 18, 2017.

USE OF PROCEEDS

          We expect to use the net proceeds from this offering of approximately $146.7 million, after deducting the underwriters' discount and estimated offering expenses payable by us, to repay at maturity the entire $115 million aggregate principal amount of our 5.875% senior notes due November 2016, plus accrued interest, and for other general corporate purposes.

 CAPITALIZATION

          The following table sets forth our liabilities and equity and capital ratios as of June 30, 2016 on an actual basis and as adjusted to give effect to this offering, and taking into account the expected repayment of the entire $115 million aggregate principal amount of our 5.875% senior notes due November 2016 using the net proceeds from this offering. You should read this table in conjunction with our consolidated financial statements and the notes thereto included in the documents incorporated by reference into this prospectus supplement.

	As of June 30, 2016
	Actual	As Adjusted
	(In thousands)
	(unaudited)
Liabilities
Deposits	$8,971,316	$8,971,316
Federal funds purchased and securities sold under agreements to repurchase	124,744	124,744
Other borrowings	325,000	325,000
Senior notes	114,952	—
Subordinated notes	—	146,730
Junior subordinated debentures	47,924	47,924
Other liabilities	160,985	160,985

Total Liabilities	$9,744,921	$9,776,699

Equity
Common stock	$913	$913
Additional paid-in capital	495,159	495,159
Retained earnings	982,277	982,277
Treasury stock	(218,657)	(218,657)
Accumulated other comprehensive loss, net of tax	(8,803)	(8,803)

Total Equity	$1,250,889	$1,250,889

Risk-based capital ratios:
Common equity Tier 1 to risk-weighted assets	9.32%	9.32%
Tier 1 capital to risk-weighted assets	9.83%	9.83%
Total capital to risk-weighted assets	10.68%	12.20%

 DESCRIPTION OF THE NOTES

          The notes will be a series of our subordinated debt securities. The notes will be issued under the indenture between us and U.S. Bank National Association, a national banking association, as trustee (the "trustee"). The trustee's main role is to enforce your rights against us if we default. The following Description of the Notes and the indenture may not be complete and is subject to and qualified in its entirety by reference to all of the provisions of the notes and the indenture. Wherever we refer to particular sections or defined terms of the indenture, it is our intent that those sections or defined terms will be incorporated by reference in this prospectus supplement. We urge you to read these documents because they, and not this description, define your rights as a holder of the notes.

General

          The notes will be unsecured and will be subordinated, as described further below. The notes will mature at 100% of their principal amount on September 29, 2026 (the "maturity date"). The notes will not be entitled to any sinking fund. The notes will be issued in fully registered book-entry form without coupons and in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

          Payments of principal and interest to owners of the book-entry interests described under "Book-Entry, Delivery and Form" are expected to be made in accordance with the procedures of DTC and its participants.

          The indenture contains no covenants or restrictions restricting the incurrence of debt by us or by our subsidiaries. The indenture contains no financial covenants and does not restrict us from paying dividends or issuing or repurchasing other securities, and does not contain any provision that would provide protection to the holders of the notes against a sudden and dramatic decline in credit quality resulting from a merger, takeover, recapitalization or similar restructuring or any other event involving First Midwest or its subsidiaries that may adversely affect the credit quality of First Midwest.

          The notes will not be savings accounts, deposits or other obligations of any of our bank or non-bank subsidiaries and will not be insured or guaranteed by the FDIC or any other governmental agency or instrumentality. The notes are ineligible as collateral for a loan or extension of credit from us or any of our subsidiaries. We do not intend to apply for listing of the notes on any securities exchange.

Interest

          The notes will bear interest at an annual rate equal to 5.875%. Interest on the notes will be payable semi-annually in arrears on March 29 and September 29 of each year (each such date, an "interest payment date"), beginning on March 29, 2017, to the persons in whose names the notes are registered at 5:00 p.m., New York City time, on the preceding March 14 and September 14 of each year. Interest on the notes at the maturity date will be payable to the persons to whom principal is payable. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months. Interest payments on the notes will be the amount of interest accrued from and including September 29, 2016 or the most recent interest payment date on which interest has been paid to but excluding the interest payment date or the maturity date, as the case may be.

          If an interest payment date or the maturity date falls on a day that is not a business day, the related payment of interest and principal will be made on the next day that is a business day, and no interest on the notes or such payment will accrue for the period from and after such interest payment date or maturity date, as the case may be.

          When we refer to a "business day" with respect to the notes, we mean any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in The City of New York are authorized or required by law, regulation or executive order to close.

Subordination

          The obligation of First Midwest to make payments of principal and interest on the notes will be subordinate and junior in right of payment to all of its senior debt. The indenture does not restrict us in any way now or in the future from incurring senior debt or indebtedness that would be pari passu with or subordinate to the notes. First Midwest currently anticipates that during the third or fourth quarter of 2016, it will enter into an unsecured revolving credit facility of up to $50 million with a large U.S. commercial bank. Borrowings under that unsecured revolving credit facility would constitute "senior debt" (as defined below). First Midwest would be able to draw upon the unsecured revolving credit facility from time to time and expects that it would use any amounts borrowed under the unsecured revolving credit facility for general corporate purposes.

          The indenture defines "senior debt" as the principal of (and premium, if any) and interest, if any, on:

  •
  our obligations for money borrowed;

  •
  indebtedness evidenced by bonds, debentures, notes or similar instruments;

  •
  similar obligations arising from off-balance sheet guarantees and direct credit substitutes;

  •
  reimbursement obligations with respect to letters of credit, bankers' acceptances or similar facilities;

  •
  obligations issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business);

  •
  capital or operating lease obligations;

  •
  obligations associated with derivative products including but not limited to securities contracts, foreign currency exchange contracts, swap agreements (including interest rate and foreign exchange rate swap agreements), cap agreements, floor agreements, collar agreements, interest rate agreements, foreign exchange rate agreements, options, commodity futures contracts, commodity option contracts and similar financial instruments; and

  •
  debt of others described in the preceding clauses that we have guaranteed or for which we are otherwise liable,

unless, in any case in the instrument creating or evidencing any such indebtedness or obligation, or pursuant to which the same is outstanding, it is provided that such indebtedness or obligation is not superior in right of payment to the notes or to other debt that is pari passu with or subordinate to the notes.

          Senior debt does not include:

  •
  trade accounts payable and accrued liabilities arising in the ordinary course of business, which will rank equally in right of payment and upon liquidation with the notes;

  •
  any debt of ours which when incurred and without respect to any election under Section 1111(b) of the United States Bankruptcy Code of 1978, as amended, was without recourse to us;

  •
  any debt of ours to any of our subsidiaries;

  •
  any debt to any employee of ours;

  •
  any other debt securities issued pursuant to our subordinated notes indenture, expected to be dated on or about September 29, 2016 (except if such debt securities are not, or no longer are, subject to the subordination provision of such indenture); or

  •
  any debt securities issued pursuant to our junior subordinated notes indentures, dated as of November 18, 2003, December 15, 2005 and June 21, 2007 ("Junior Subordinated Debentures"), which will be junior in right of payment to the notes and to other debt that is pari passu with the notes.

          Upon any payment or distribution of assets to creditors in case of First Midwest's liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors or any bankruptcy, insolvency, or similar proceedings, all holders of senior debt will be entitled to receive payment in full of all amounts due before the holders of the notes will be entitled to receive any payment of principal or interest on their notes. In addition, no payment on account of principal or interest on the notes shall be made by First Midwest if, at the time of such payment or immediately after giving effect thereto, there shall have occurred an event of default with respect to any senior debt of First Midwest, permitting the holders thereof (or a trustee on behalf of the holders thereof) to accelerate the maturity thereof, or an event that, with the giving of notice or the passage of time or both, would constitute such event of default, and such event of default shall not have been cured or waived.

          Since we are a holding company, our rights and the rights of our creditors, including holders of the notes, to participate in the assets of any of our subsidiaries upon the liquidation or reorganization of any of our subsidiaries will be subject to prior claims of the creditors of any such subsidiary, including, in the case of First Midwest Bank, its depositors, except to the extent that we are a creditor of such subsidiary with recognized claims against the subsidiary. Claims on our subsidiaries by creditors other than us may include claims with respect to long-term debt and substantial obligations with respect to deposit liabilities, federal funds purchased, securities sold under repurchase agreements, other short-term borrowings and various other financial obligations, which may be secured or unsecured.

Merger, Consolidation or Sale of Assets

          We may consolidate with or merge into any other corporation, or convey or transfer our properties and assets substantially as an entirety to any person or entity, provided that:

  •
  the corporation formed by such consolidation or into which we are merged or the person or entity which acquires by conveyance or transfer our properties and assets substantially as an entirety is a corporation organized and existing under the laws of the United States or any State or the District of Columbia, and expressly assumes, by supplemental indenture, the due and punctual payment of the principal of and interest on all of the outstanding notes and the due and punctual performance and observance of all of the covenants and conditions to be performed by us contained in the indenture, and the supplemental indenture constitutes a legal, valid and binding obligation;

  •
  immediately after giving effect to the transaction, no event of default or default under the indenture, and no event which, after notice or the lapse of time or both, would become an event of default or a default, shall have occurred and be continuing; and

  •
  certain other conditions that are described in the indenture are met.

          Upon any such consolidation or merger, or conveyance or transfer, the successor corporation formed, or into which we are merged or to which such conveyance or transfer is made, shall succeed to, and be substituted for, us under the indenture.

          This covenant would not apply to any recapitalization transaction, change of control of us or a transaction in which we incur a large amount of additional debt unless the transactions or change of control included a merger or consolidation or transfer of all or substantially all of our assets. There are no covenants or other provisions in the indenture providing for a put option, or increased interest, or that would otherwise afford holders of the notes additional protection in the event of a recapitalization transaction, a change of control of us or a transaction in which we incur or acquire a large amount of additional debt.

          Although there is a limited body of case law interpreting the phrase "substantially as an entirety" and similar phrases, there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve the property or assets of a person "substantially as an entirety".

Additional Notes

          The notes will initially be limited to an aggregate principal amount of $150,000,000. We may in the future from time to time, without notice to or consent of the holders of the notes, create and issue additional notes having the same terms and conditions as the notes offered by this prospectus supplement in all respects, except for any differences in the issue date and price and interest accrued prior to the issue date of the additional notes; provided that no such additional notes may be issued unless they will be fungible with the notes offered hereby for U.S. federal income tax and securities law purposes; and provided, further, that the additional notes have the same CUSIP number as the notes offered hereby. The notes offered hereby and any additional notes would rank equally and ratably and would be treated as a single class for all purposes under the indenture. No additional notes may be issued if any event of default has occurred and is continuing with respect to the notes.

Optional Redemption

          We will have the option to redeem the notes in whole or in part, on or after August 29, 2026 at a redemption price equal to 100% of the principal amount of the notes to be redeemed, in each case plus accrued interest on the notes to be redeemed to the date on which the notes are to be redeemed.

          We must give the holders of the notes to be redeemed notice of the redemption not less than 30 days or more than 60 days before the redemption date. If we elect to redeem fewer than all the notes, the trustee, or the depository in the case of global notes, will select the particular notes to be redeemed on a pro rata basis, by lot or by such other method of selection, if any, that the trustee deems fair and appropriate. Holders should not expect the notes to be redeemed prior to their scheduled maturity.

          The notes are not mandatorily redeemable at the option of the holders.

Prior Federal Reserve Approval

          Any redemption of the notes prior to their maturity date is subject to our first having received prior approval of the Federal Reserve to redeem the notes. Holders should not expect the notes to be redeemed prior to their scheduled maturity.

Events of Default; Waiver

          Under the indenture, an event of default will occur with respect to the notes only upon the occurrence of certain events of bankruptcy, insolvency or reorganization of First Midwest or a receivership, insolvency, liquidation or similar proceeding of a principal subsidiary bank. The term "principal subsidiary bank" means each of (i) any bank subsidiary the consolidated assets of which constitute 40% or more of our consolidated assets and (ii) any other bank subsidiary designated as a "principal subsidiary bank" by our Board of Directors; provided that if the Federal Reserve notifies us that our bank subsidiary that is a principal subsidiary bank applying the tests in clause (i) or (ii) above does not qualify as a "major subsidiary depository institution" within the requirements of the Federal Reserve's risk-based capital regulations applicable to bank holding companies, such bank subsidiary will not be a principal subsidiary bank from and after the time we receive from the Federal Reserve such a notice. Currently, First Midwest Bank is our only principal subsidiary bank.

          If an event of default occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount and interest to be due and payable immediately. The foregoing provision would, in the event of the bankruptcy or insolvency involving First Midwest, be subject as to enforcement to the broad equity powers of a federal bankruptcy court and to the determination by that court of the nature and status of the payment claims of the holders of the notes. Subject to certain conditions, but before a judgment or decree for payment of the money due has been obtained, this declaration may be annulled by the holders of a majority in principal amount of the outstanding notes of that series.

          There is no right of acceleration in the case of a default in the payment of principal of or interest on the notes or in our non-performance of any other obligation under the notes or the indenture. If we default in our obligation to pay any interest on the notes when due and payable and such default continues for a period of thirty days, or if we default in our obligation to pay the principal amount due upon maturity, or if we breach any covenant or agreement contained in the indenture, then the trustee may, subject to certain limitations and conditions, seek to enforce its rights and the rights of the holders of notes of the performance of any covenant or agreement in the indenture.

          The indenture also provides that the holders of not less than a majority in principal amount of the notes may waive any past default with respect to the notes and its consequences, except a default consisting of:

  •
  our failure to pay the principal of or interest on the notes; or

  •
  a default relating to a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holders of each outstanding note.

          The indenture contains a provision entitling the trustee, acting with the required standard of care, to be indemnified by the holders of any outstanding notes before proceeding to exercise any right or power under the indenture at the holders' request. The holders of a majority in principal amount of outstanding notes of a series may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or other power conferred on the trustee, with respect to the notes of that series. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, which may involve the trustee in personal liability or which may be unduly prejudicial to the holders of the notes not joining in the direction.

          The indenture provides that no holder of the notes may institute a proceeding with respect to the indenture or for any remedy under the indenture, unless such holder has previously given notice to the trustee of a default or an event of default and the trustee fails to act for 60 days after:

  •
  it has received a written request to institute proceedings in respect of a default or an event of default from the holders of not less than 25% in principal amount of the notes, as well as an offer of indemnity reasonably satisfactory to the trustee; and

  •
  no direction inconsistent with such written request has been given to the trustee during that 60-day period by the holders of a majority in principal amount of the notes.

          These limitations do not apply to a suit instituted by a holder of a note for the enforcement of payment of the principal of or any premium and interest on the note on or after the maturity date.

Modification of the Indenture

          Except as set forth below, modification and amendment of the indenture as applicable to the notes may be made only with the consent of the holders of not less than a majority in principal amount of the notes and all other series of debt securities issued under the indenture and affected by such modification or amendment (voting as one class).

          No modification or amendment of the indenture as applicable to the notes may, without the consent of each holder affected thereby, do any of the following:

  •
  change the stated maturity or due date of the principal of or interest payable on the notes or change any place of payment where or the currency in which such principal and interest is payable;

  •
  change the earliest redemption date of the notes;

  •
  reduce the principal amount of or the rate or amount of interest on the notes;

  •
  impair the right to institute suit for the enforcement of any payment on or with respect to the notes;

  •
  reduce the percentage of the holders of the notes necessary to modify or amend the indenture, or to waive compliance with certain provisions thereof or certain defaults and consequences thereunder;

  •
  modify any of the provisions with respect to the subordination of the notes of any series in a manner adverse to the holders; and

  •
  modify or affect in any manner adverse to the holders the terms and conditions of our obligation in respect of the due and punctual payment of the principal of or interest on the notes.

          We and the trustee may modify or amend the indenture as applicable to the notes, without the consent of any holder of the notes, for any of the following purposes:

  •
  to evidence the succession of another person to us as obligor under the indenture;

  •
  to evidence and provide for the acceptance or appointment of a successor trustee with respect to the notes or facilitate the administration of the trusts under the indenture by more than one trustee;

  •
  to add to the covenants for the benefit of the holders of the notes or to surrender any right or power conferred upon us in the indenture, provided that such action shall not adversely affect the interests of the holders of the notes;

  •
  to add additional events of default;

  •
  to eliminate any event of default or covenant which is inconsistent with the treatment of the notes as Tier 2 capital or the equivalent under the Federal Reserve's Regulation Q, 12 C.F.R. Part 217 (or any successor regulation);

  •
  to cure any ambiguity, defect or inconsistency in the indenture, provided that such action shall not adversely affect the interests of the holders of the notes in any material respect (except for changes to confirm that the notes are Tier 2 capital or the equivalent under the Federal Reserve's Regulation Q, 12 C.F.R. Part 217 (or any successor regulation));

  •
  to secure the notes;

  •
  to establish the form or terms of any securities and to provide for the issuance of any series of securities under the indenture and to set forth the terms thereof;

  •
  to provide for the issuance of notes in uncertificated form in place of certificated notes;

  •
  to qualify or maintain the qualification of the indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"); or

  •
  to comply with the rules and regulations of any securities exchange or automated quotation system on which the notes may be listed or traded.

          No modification or amendment of the indenture that affects the superior position of any holder of senior debt will be effective against any such holder unless such holder will have consented to such modification or amendment.

Discharge of Obligations

          Under the indenture, we may discharge certain obligations to holders of the notes that have not already been delivered to the trustee for cancellation if such notes will become due or payable within one year or, if redeemable at the option of the Company, are to be called for redemption within one year under arrangements to provide notice of such redemption by the trustee in its name that are satisfactory to the trustee. We can discharge these obligations by irrevocably depositing with the trustee funds in an amount sufficient to pay the entire indebtedness on the notes, including the principal of and interest payable on the notes to the date of the deposit, if the notes have become due and payable, or to the maturity or redemption date, if the notes have not yet become due and payable.

          Amounts deposited with the trustee in connection with the discharge of obligations described above and not prohibited under the subordination provisions of the indenture when deposited will not be subject to the subordination.

Trustee

          U.S. Bank National Association will act as trustee for the notes. From time to time, we and some of our subsidiaries may maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business. These relationships include U.S. Bank National Association serving as trustee under the indenture involving our existing senior debt securities. Upon the occurrence of an event of default or a default under the notes, or upon the occurrence of a default under another indenture under which U.S. Bank National Association serves as trustee, the trustee may be deemed to have a conflicting interest with respect to the other debt securities as to which we are not in default for purposes of the Trust Indenture Act and, accordingly, may be required to resign as trustee under the indenture. In that event, we would be required to appoint a successor trustee for the notes. Subject to the provisions of the indenture relating to the duties of the trustee, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request, order or direction of any of the holders, unless such holders have offered to the trustee indemnity and/or security satisfactory to the trustee.

Notices

          Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

          The indenture and the notes are governed by and will be construed in accordance with the laws of the State of New York.

BOOK-ENTRY, DELIVERY AND FORM

General

          The notes offered hereby will be issued in registered, global form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The notes will be issued on the issue date therefor only against payment in immediately available funds.

          The notes offered hereby initially will be represented by one or more permanent global certificates (which may be subdivided) in definitive, fully registered form without interest coupons, which we refer to as the "global notes".

          The global notes will be deposited upon issuance with the trustee, as custodian for DTC in New York, New York, and registered in the name of DTC or its nominee, as described below under " — Depositary Procedures".

          Except as set forth below, the global notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global notes may not be exchanged for notes in certificated form except in the limited circumstances described below under " — Exchange of Book-Entry Notes for Certificated Notes".

          Transfers of beneficial interests in the global notes will be subject to the applicable rules and procedures of DTC, which may change from time to time.

Depositary Procedures

          The following description of the operations and procedures of DTC are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them.

          Neither we nor the underwriters take any responsibility for these operations and procedures and urge investors to contact the systems or their participants directly to discuss these matters. DTC is a limited-purpose trust company created to hold securities for its participating organizations, referred to as "participants", and facilitate the clearance and settlement of transactions in those securities between DTC's participants through electronic book-entry changes in accounts of its participants. DTC's participants include securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly, which entities are referred to as "indirect participants".

          Persons who are not DTC participants may beneficially own securities held by or on behalf of DTC only through participants or indirect participants. DTC has no knowledge of the identity of beneficial owners of securities held by or on behalf of DTC. DTC's records reflect only the identity of its participants to whose accounts securities are credited. The ownership interests and transfer of ownership interests of each beneficial owner of each security held by or on behalf of DTC are recorded on the records of DTC's participants and indirect participants.

          Pursuant to procedures established by DTC:

  •
  upon deposit of the global notes, DTC will credit the accounts of its participants designated by the underwriters with portions of the principal amount of the global notes; and

  •
  ownership of such interests in the global notes will be maintained by DTC (with respect to its participants) or by DTC's participants and indirect participants (with respect to other owners of beneficial interests in the global notes).

          Investors in the global notes may hold their interests therein directly through DTC, if they are participants in such system, or indirectly through organizations that are participants or indirect participants in such system. The depositaries, in turn, will hold interests in the notes in customers' securities accounts in the depositaries' names on the books of DTC.

          All interests in a global note will be subject to the procedures and requirements of DTC. The laws of some jurisdictions require that certain persons take physical delivery of certificates evidencing securities they own. Consequently, the ability to transfer beneficial interests in a global note to such persons will be limited to that extent. Because DTC can act only on behalf of its participants, which in turn act on behalf of indirect participants, the ability of beneficial owners of interests in a global note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the notes, see " — Exchange of Book-Entry Notes for Certificated Notes".

          Except as described below, owners of interests in the global notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or holders thereof under the indenture for any purpose.

          Payments in respect of the principal of, and interest on, a global note registered in the name of DTC or its nominee will be payable by the trustee (or the paying agent if other than the trustee) to DTC in its capacity as the registered holder under the indenture. We and the trustee, as applicable, will treat the persons in whose names the notes, including the global notes, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, none of us, the trustee, the underwriters or any of our respective agents has or will have any responsibility or liability for:

  •
  any aspect of DTC's records or any participant's or indirect participant's records relating to or payments made on account of beneficial ownership interests in the global notes, or for maintaining, supervising or reviewing any of DTC's records or any participant's or indirect participant's records relating to the beneficial ownership interests in the global notes; or

  •
  any other matter relating to the actions and practices of DTC or any of its participants or indirect participants.

          DTC has advised us that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant participants with the payment on the payment date in amounts proportionate to their respective holdings in the principal amount of the relevant security as shown on the records of DTC, unless DTC has reason to believe it will not receive payment on such payment date. Payments by the participants and the indirect participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the participants or the indirect participants and will not be the responsibility of DTC, the underwriters, the trustee, as applicable, or us.

          None of us, the trustee or the underwriters will be liable for any delay by DTC or any of its participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

          Transfers between participants in DTC will be effected in accordance with DTC's procedures, and will be settled in same day funds.

Exchange of Book-Entry Notes for Certificated Notes

          The global notes are exchangeable for certificated notes in definitive, fully registered form without interest coupons only if DTC notifies us that it is unwilling or unable to continue as depositary for the global notes.

Same-day Settlement and Payment

          Initial settlement for the notes will be made in immediately available funds. Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds using DTC's Same-Day Funds Settlement System.

 MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

          This section describes material United States federal income tax consequences of the purchase, ownership, and disposition of the notes we are offering but does not purport to be a complete analysis of all potential tax effects. This section does not address the consequences of any United States federal non-income taxes (such as estate or gift taxes) or the consequences of any state, local or non-United States tax laws. It applies to you only if you acquire the notes in the offering at the offering price and you hold your notes as capital assets for United States federal income tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

  •
  a broker or dealer in securities,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings,

  •
  a bank or other financial institution,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a partnership or other pass-through entity or an investor in such an entity,

  •
  a regulated investment company,

  •
  a real estate investment trust,

  •
  a retirement or other tax-deferred account,

  •
  a person subject to the alternative minimum tax,

  •
  a controlled foreign corporation,

  •
  a passive foreign investment company,

  •
  a United States expatriate or former United States citizen or resident,

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes,

  •
  a person that purchases or sells notes as part of a wash sale for tax purposes, or

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

          This section is based on the Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

          If a partnership (or other entity or arrangement treated as a partnership for United States federal income tax purposes) holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

          This section is for general information purposes only and should not be considered legal or tax advice. Please consult your own tax advisor concerning the consequences of the purchase,

ownership and disposition of these notes in your particular circumstances under the Internal Revenue Code and the laws of any other taxing jurisdiction.

United States Holders

          This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more "United States persons" (within the meaning of the Code) are authorized to control all substantial decisions of the trust.

          If you are not a United States holder, this subsection does not apply to you and you should refer to "Non-United States Holders" below.

          Payments of Interest.    You will be taxed on interest on your note as ordinary income at the time you receive the interest or when it accrues, depending on your method of accounting for tax purposes.

          Purchase and Sale or Other Taxable Disposition of the Notes.    Your tax basis in your note generally will be its cost. You will generally recognize capital gain or loss on the sale, redemption, retirement or other taxable disposition of your note equal to the difference between the amount you realize on the sale, redemption, retirement or other taxable disposition, excluding any amounts attributable to accrued but unpaid interest (which will be treated as interest payments to the extent not previously included in income), and your tax basis in your note. Capital gain of a noncorporate United States holder is generally taxed at preferential rates where the property is held for more than one year. The deductibility of capital losses is subject to limitations.

          Medicare Tax.    A United States holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, is subject to a 3.8% tax on the lesser of (1) the United States holder's "net investment income" (or "undistributed net investment income" in the case of an estate or trust) for the relevant taxable year and (2) the excess of the United States holder's modified adjusted gross income for the taxable year over a certain threshold (which in the case of individuals is between $125,000 and $250,000, depending on the individual's circumstances). A holder's net investment income generally includes its interest income and its net gains from the disposition of notes, unless such interest income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). If you are a United States holder that is an individual, estate or trust, you are urged to consult your tax advisors regarding the applicability of the Medicare tax to your income and gains in respect of your investment in the notes.

Non-United States Holders

          This subsection describes the tax consequences to a Non-United States holder. You are a Non-United States holder if you are a beneficial owner of a note and you are, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

          If you are a United States holder, this subsection does not apply to you.

          Payments of Interest.    Under United States federal income tax law, and subject to the discussion of backup withholding and FATCA withholding below, if you are a Non-United States holder of a note, interest on a note paid to you is exempt from United States withholding tax, provided all of the following requirements are met:

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote,

  •
  you are not a controlled foreign corporation that is related to us through stock ownership, and

  •
  you have furnished to the applicable withholding agent a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, or an acceptable substitute form upon which you certify, under penalties of perjury, that you are a non-United States person.

          If you cannot meet all of the requirements listed above, interest payments will generally be subject to withholding of United States federal income tax at a rate of 30%, unless you provide us or our paying agent with a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable, claiming an exemption from (or reduction in) withholding under an applicable income tax treaty or a properly executed IRS Form W-8ECI claiming that the interest is effectively connected with your conduct of a United States trade or business. Such "effectively connected" interest will be taxed as described below.

          Sale or Other Taxable Disposition of the Notes.    If you are a Non-United States holder of a note, subject to the discussion of backup withholding and FATCA withholding below, you generally will not be subject to United States federal income tax on gain realized on the sale, redemption, retirement or other disposition of a note unless:

  •
  the gain is effectively connected with your conduct of a trade or business in the United States (which will be taxed as described below), or

  •
  you are an individual, you are present in the United States for 183 or more days during the taxable year in which the gain is realized and certain other conditions exist, in which case any such gain (net of certain U.S. source losses) will be subject to United States federal income tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

          To the extent that a portion of the amount realized on a sale, redemption, retirement or other taxable disposition of a note is attributable to accrued but unpaid interest, it generally will be treated in the same manner as payments of interest described above.

          Effectively Connected Interest or Gain.    If you are engaged in the conduct of a trade or business within the United States, any interest or gain with respect to the notes that is effectively connected with your conduct of a United States trade or business will be subject to United States federal income tax generally in the same manner as if you were a United States holder unless an applicable income tax treaty provides otherwise. In addition, if you are a foreign corporation that is engaged in a trade or business in the United States, you may be subject to a branch profits tax at a rate of 30% (or at a reduced rate under an applicable income tax treaty).

FATCA Withholding

          Pursuant to sections 1471 through 1474 of the Code and the Treasury regulations and administrative guidance issued thereunder, commonly known as the Foreign Account Tax Compliance Act ("FATCA"), a 30% withholding tax ("FATCA withholding") may be imposed on certain payments to you or to certain foreign financial institutions, investment funds and other non-U.S. persons receiving payments on your behalf if you or such persons fail to comply with certain information reporting requirements. Such payments include U.S.-source interest and the gross proceeds from the sale or other disposition of debt instruments that can produce U.S.-source interest. Payments of interest that you receive in respect of the notes could be subject to FATCA withholding if you are subject to the FATCA information reporting requirements and fail to comply with them or if you hold notes through a non-U.S. person (e.g., a foreign bank or broker) that fails to comply with these requirements (even if payments to you would not otherwise have been subject to FATCA withholding). Payments of gross proceeds from a sale or other disposition of notes could also be subject to FATCA withholding unless such disposition occurs before January 1, 2019. You should consult your own tax advisors regarding the relevant U.S. law and other official guidance on FATCA withholding.

          We will not pay additional amounts in respect of any amounts withheld, including pursuant to FATCA. You should consult your tax advisor regarding the implications of FATCA on an investment in the notes.

Backup Withholding and Information Reporting

          In general, if you are a noncorporate United States holder, we and other payors are required to report to the IRS all payments of principal and interest on your note. In addition, we and other payors are required to report to the IRS any payment of proceeds of the sale of your note before maturity within the United States. Additionally, backup withholding would apply to any payments, if you fail to provide an accurate taxpayer identification number, or you are notified by the IRS that you have failed to report all interest and dividends required to be shown on your federal income tax returns.

          In general, if you are a Non-United States holder, we and other payors are required to report to the IRS payments of interest on your notes. Payments of principal or interest made by us and other payors to you would otherwise not be subject to information reporting and backup withholding, provided that the certification requirements described above under " — Non-United States Holders" are satisfied or you otherwise establish an exemption. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting if (i) the payor or broker does not have actual knowledge or reason to know that you are a United States person and (ii) you have furnished to the payor or broker an appropriate IRS Form W-8, an acceptable substitute form or other documentation upon which it may rely to treat the payment as made to a non-United States person.

          In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker could be subject to information reporting in the same manner as a sale within the United States (and in certain cases may be subject to backup withholding as well) if (i) the broker has certain connections to the United States, (ii) the proceeds or confirmation are sent to the United States or (iii) the sale has certain other specified connections with the United States. In addition, certain foreign brokers may be required to report the amount of gross proceeds from the sale or other disposition of notes under FATCA if you are, or are presumed to be, a United States person.

          Backup withholding is not an additional tax. You generally may obtain a refund of any amounts withheld under the backup withholding rules that exceed your income tax liability by timely filing a refund claim with the IRS.

 CERTAIN ERISA CONSIDERATIONS

          The following summary regarding certain aspects of the U.S. Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code is based on ERISA, the Code, judicial decisions and United States Department of Labor and IRS regulations and rulings that are in existence on the date of this prospectus supplement. This summary is general in nature and does not address every issue pertaining to ERISA and the Code that may be applicable to the issuer, the notes or a particular investor.

          A fiduciary of a pension, profit-sharing or other employee benefit plan subject to ERISA (each, an "ERISA Plan"), should consider the fiduciary standards of ERISA in the context of the ERISA Plan's particular circumstances before authorizing an investment in the notes. Among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the ERISA Plan, and whether the investment would involve a prohibited transaction under ERISA or the Code.

          Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans, as well as individual retirement accounts, Keogh plans and any other plans that are subject to Section 4975 of the Code (together with ERISA Plans, "Plans"), from engaging in certain transactions involving "plan assets" with persons who are "parties in interest" under ERISA or "disqualified persons" under the Code (together, "Parties in Interest") with respect to the Plan. A violation of these prohibited transaction rules may result in excise tax or other liabilities under ERISA or the Code for those persons, unless exemptive relief is available under an applicable statutory, regulatory or administrative exemption. Employee benefit plans that are governmental plans (as defined in Section 3(32) of ERISA), certain church plans (as defined in Section 3(33) of ERISA) and non-U.S. plans (as described in Section 4(b)(4) of ERISA) ("Non-ERISA Arrangements") are not subject to the requirements of Section 406 of ERISA or Section 4975 of the Code but may be subject to similar provisions under applicable federal, state, local, non-U.S. or other laws ("Similar Laws").

          The acquisition and holding of the notes by a Plan or any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") with respect to which the issuer, the security registrar and the paying agent or an underwriter or any of their respective affiliates is or becomes a party in interest or disqualified person may result in a prohibited transaction under ERISA or Section 4975 of the Code, unless the notes are acquired and held pursuant to an applicable exemption. The U.S. Department of Labor has issued a number of prohibited transaction class exemptions, or "PTCEs", that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions include PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither the Party in Interest nor any of its affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan or a Plan Asset Entity pays no more and receives no less than "adequate consideration" in connection with the transaction (the "service provider exemption"). There can be no assurance that all of the conditions of any such exemptions will be satisfied.

          Any purchaser or holder of the notes or any interest therein will be deemed to have represented by its purchase and holding of the notes or any interest therein that it either (1) is not a

Plan, a Plan Asset Entity or a Non-ERISA Arrangement and is not purchasing the notes on behalf of or with the assets of any Plan, a Plan Asset Entity or Non-ERISA Arrangement or (2) the purchase and holding of the notes will not constitute a non-exempt prohibited transaction under ERISA or the Code or a similar violation under any applicable Similar Laws.

          Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is important that fiduciaries or other persons considering purchasing the notes on behalf of or with the assets of any Plan, Plan Asset Entity or Non-ERISA Arrangement consult with their counsel regarding the availability of exemptive relief under any of the PTCEs listed above, the service provider exemption or the potential consequences of any purchase or holding under Similar Laws, as applicable. Purchasers of the notes have exclusive responsibility for ensuring that their purchase and holding of the notes do not violate the fiduciary or prohibited transaction rules of ERISA or the Code or any similar provisions of Similar Laws. The sale of any notes to a Plan, Plan Asset Entity or Non-ERISA Arrangement is in no respect a representation by us, the underwriters or any of our or their respective affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by any such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement or that such investment is appropriate for such Plans, Plan Asset Entities or Non-ERISA Arrangements generally or any particular Plan, Plan Asset Entity or Non-ERISA Arrangement.

UNDERWRITING

          Goldman, Sachs & Co. and Sandler O'Neill + Partners, L.P. are acting as joint book-running managers of this offering on behalf of each of the underwriters named below. Stephens Inc. is acting as co-manager of this offering. Subject to the terms and conditions of the underwriting agreement between us and the joint book-running managers on behalf of the several underwriters, we have agreed to issue and sell $150,000,000 aggregate principal amount of the notes, and the underwriters through their joint book-running managers have severally, but not jointly, agreed to purchase from us the principal amount of notes listed opposite their names below:

Principal Amount
Underwriters	of notes
Goldman, Sachs & Co.	$97,500,000
Sandler O'Neill + Partners, L.P.	37,500,000
Stephens Inc.	15,000,000
Total	$150,000,000

          Subject to the conditions precedent specified in the underwriting agreement, the underwriters are obligated to take and pay for all of the notes if any of the notes are taken. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of notes may be terminated.

Underwriting Discounts and Commissions and Offering Expenses

          The notes sold by the underwriters to the public will be offered at the public offering price set forth on the cover of this prospectus supplement. If all the notes are not sold at the public offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters' right to reject any order in whole or in part.

          The aggregate proceeds to us are set forth on the cover page of this prospectus supplement before deducting our offering expenses. We estimate that we will pay approximately $900,000 for offering expenses, excluding underwriting discounts and commissions.

Indemnification and Contribution

          We have agreed to indemnify the several underwriters and their respective affiliates and controlling persons against certain liabilities, including liabilities under the Securities Act of 1933. If we are unable to provide this indemnification, we will contribute to payments that the underwriters (and their respective affiliates and controlling persons) may be required to make in respect of those liabilities.

New Issue of Notes

          The notes will be new issues of securities with no established trading market. If an active trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

Price Stabilization and Short Position and Penalty Bids

          In connection with the offering, the underwriters may engage in transactions that stabilize the market price of the notes. Such transactions consist of bids or purchases to peg, fix or maintain the price of the notes. If the underwriters create a short position in the notes in connection with the offering, i.e., if they sell more notes than are listed on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing notes in the open market. Purchases of a security to stabilize the price or to reduce a short position may cause the price of the security to be higher than it might be in the absence of these purchases.

          The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the underwriters have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

          Neither we nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

T+5 Settlement

          We expect that delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date on which the notes are priced ("T+5"). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days after the date the securities are priced, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of the pricing or the next succeeding business day will be required, by virtue of the fact that the notes will settle in T+5, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement; such purchasers should also consult their own advisors in this regard.

Affiliations with Underwriters

          The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

          In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and/or instruments of the issuer. Certain of the underwriters or their affiliates that have a lending relationship with us routinely hedge their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their respective affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

  Canada

          The notes may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

          Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province or territory for particulars of these rights or consult with a legal advisor.

          Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

  European Economic Area

          In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a "Relevant Member State"), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the "Relevant Implementation Date") it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

            (a)     to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

            (b)     to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

            (c)     to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

            (d)     in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

          For the purposes of this provision, the expression an "offer of notes to the public" in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

  United Kingdom

          Each underwriter has represented and agreed that:

            (a)     it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 ("FSMA")) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to First Midwest; and

            (b)     it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

  Hong Kong

          The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a "prospectus" within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to "professional investors" within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

  Singapore

          This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the "SFA"), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

          Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, notes, debentures and units of notes and debentures of that corporation or the beneficiaries' rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

  Japan

          The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

 VALIDITY OF THE NOTES

          The validity of the notes will be passed upon for the Company by Sullivan & Cromwell LLP, New York, New York, and for the underwriters by Jones Day, Chicago, Illinois.

EXPERTS

          The consolidated financial statements of First Midwest Bancorp, Inc. appearing in First Midwest Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of First Midwest Bancorp, Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

          With respect to the unaudited condensed consolidated interim financial information of First Midwest Bancorp, Inc. for the three-month periods ended March 31, 2016 and March 31, 2015 and for the three-month and six-month periods ended June 30, 2016 and June 30, 2015, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2016 and August 3, 2016, included in First Midwest Bancorp, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement of which this prospectus supplement is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

          The consolidated financial statements of Standard Bancshares, Inc. and its subsidiaries as of December 31, 2015 and 2014 and for each of the years in the three-year period ended December 31, 2015 and the effectiveness of internal control over financial reporting as of December 31, 2015 incorporated by reference in this prospectus supplement have been audited by RSM US LLP, an independent registered public accounting firm, as stated in their reports thereon and included in the registration statement of which this prospectus supplement is a part in reliance upon such reports and upon the authority of such firm as experts in accounting and auditing.

PROSPECTUS

Common Stock
Preferred Stock
Warrants
Debt Securities
Depositary Shares
Stock Purchase Contracts
Stock Purchase Units
Units

        First Midwest Bancorp, Inc. from time to time may offer and sell, in one or more offerings, any combination of the securities listed above. The debt securities, warrants, purchase contracts and preferred stock may be convertible into or exercisable or exchangeable for common or preferred stock or other securities of First Midwest Bancorp, Inc. or debt or equity securities of one or more other entities. The preferred stock may be represented by depositary shares. The units may consist of any combination of the above securities or debt or equity securities of other entities. First Midwest Bancorp, Inc. may offer and sell these securities in amounts, at prices and on terms determined at the time of the offering. In addition, selling security holders to be named in a prospectus supplement may offer and sell First Midwest Bancorp, Inc. securities from time to time in such amounts and with such discounts and commissions as set forth in a prospectus supplement. Unless otherwise set forth in the applicable prospectus supplement, First Midwest Bancorp, Inc. will not receive any proceeds from the sale of securities by any selling security holders.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in the applicable prospectus supplement. A prospectus supplement may modify or supersede information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement carefully before you invest in the securities described in the applicable prospectus supplement. This prospectus may not be used to consummate sales of securities unless accompanied by one or more prospectus supplements describing the method and terms of the applicable offering. References herein to "prospectus supplement" are deemed to refer to any pricing supplement or free writing prospectus describing the specific pricing or other terms of the applicable offering that we prepare and distribute.

        First Midwest Bancorp, Inc. may sell the securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The names of any underwriters will be stated in the applicable prospectus supplement. First Midwest Bancorp, Inc. may also sell securities directly to investors. If appropriate, discussion of certain risks that you should consider in connection with an investment in the securities will be included or incorporated by reference in a prospectus supplement.

        The common stock of First Midwest Bancorp, Inc. trades on the NASDAQ Stock Market under the trading symbol "FMBI". Any common stock that is sold pursuant to any prospectus supplement will be listed for quotation on the NASDAQ Stock Market upon official notice of issuance. Unless otherwise indicated in the applicable prospectus supplement, the other securities offered hereby will not be listed on a national securities exchange.

        This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

        These securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

        These securities involve investment risks, including possible loss of principal. Please read carefully the section entitled "Risk Factors" beginning on page 2 of this prospectus.

        Neither the U.S. Securities and Exchange Commission, any state securities commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated September 12, 2016.

        You should rely only on the information contained in this prospectus and the accompanying prospectus supplement, including the information incorporated by reference as described under "Where You Can Find More Information". First Midwest Bancorp, Inc. has not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. You should not assume that the information in this prospectus or any prospectus supplement is truthful or complete at any date other than the date appearing on the cover page of those documents.

RISK FACTORS

        Investing in securities issued by us involves certain risks. Before you invest in any securities issued by us, in addition to the other information included in, or incorporated by reference into, this prospectus, you should carefully consider the risk factors contained in Item 1A under the caption "Risk Factors" and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this prospectus by reference, as updated by our annual or quarterly reports for subsequent periods that we file with the SEC and that are so incorporated. See "Where You Can Find More Information" for information about how to obtain a copy of these documents. You should also carefully consider the risks and other information that may be contained in, or incorporated by reference into, any prospectus supplement relating to specific offerings of securities.

ABOUT THIS PROSPECTUS

        All references in this prospectus to "First Midwest," "Company," "we," "our," and "us" refer to First Midwest Bancorp, Inc. and its consolidated subsidiaries unless the context otherwise requires.

        This prospectus is part of a registration statement that First Midwest filed with the U.S. Securities and Exchange Commission, or "SEC", using a "shelf" registration process. Under this shelf registration process, First Midwest and certain holders of its securities may sell the securities described in this prospectus in one or more offerings. Each time securities are sold under this shelf registration, First Midwest will provide a prospectus supplement that will contain specific information about the terms of the offering. The prospectus supplement may also modify or supersede the information contained in this prospectus. You should read this prospectus together with the documents incorporated by reference and the applicable prospectus supplement with the additional information referred to below under "Where You Can Find More Information."

        First Midwest has filed a registration statement on Form S-3 with the SEC relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all of the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of First Midwest, please be aware that the reference is only a summary and that you should refer to the exhibits that are a part of the registration statement for a copy of the applicable contract or other document. You may review a copy of the registration statement at the SEC's public reference room in Washington, D.C., as well as through the SEC's Internet site.

WHERE YOU CAN FIND MORE INFORMATION

        First Midwest is required to file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any documents filed by First Midwest at the SEC's public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. First Midwest's filings with the SEC are also available to the public through the SEC's Internet site at www.sec.gov. You can also find information about First Midwest by visiting First Midwest's website at www.firstmidwest.com. Information contained in these websites does not constitute part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

        The SEC allows First Midwest to "incorporate by reference" information into this prospectus. This means that First Midwest can disclose important information to you by referring you to another document filed separately with the SEC. Any information referred to in this way in this prospectus or the applicable prospectus supplement is considered part of this prospectus.

        This prospectus incorporates by reference the documents listed below that First Midwest has previously filed with the SEC (other than the portions of those documents not deemed to be filed). They contain important information about First Midwest and First Midwest's financial condition:

  •
  Annual Report on Form 10-K for the year ended December 31, 2015;

  •
  Definitive Proxy Statement on Schedule 14A for First Midwest's 2016 Annual Meeting of Stockholders filed on April 14, 2016;

  •
  Quarterly Reports on Form 10-Q filed for the quarters ended March 31 and June 30, 2016;

  •
  Current Reports on Form 8-K filed on January 13, 2016, January 15, 2016, March 17, 2016, April 4, 2016, May 2, 2016, May 24, 2016, June 29, 2016, June 30, 2016, August 22, 2016 and September 9, 2016;

  •
  The description of First Midwest common stock set forth in First Midwest's registration statement on Form 8-A filed on March 7, 1983 and any amendment or report filed for the purpose of updating any such description, including the form of First Midwest common stock certificate filed as an exhibit to the registration statement of which this prospectus is a part.

        First Midwest incorporates by reference additional documents that it may file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, on or after the date of this prospectus and before the termination of the offering of securities under this prospectus. These documents include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements. Any documents filed by First Midwest with the SEC after the date of this prospectus and before the date that the offering of securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in or incorporated by reference in this prospectus or the applicable prospectus supplement.

        You can obtain any of the documents incorporated by reference in this prospectus from First Midwest or from the SEC through the SEC's Internet website at www.sec.gov. Documents incorporated by reference are available from First Midwest without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this prospectus supplement. You can obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone as specified below:

First Midwest Bancorp, Inc.
Attention: Corporate Secretary
One Pierce Place, Suite 1500
Itasca, IL 60143
(630) 875-7463

        You will not be charged for any of these documents that you request. If you request any incorporated documents, First Midwest will mail them to you by first-class mail, or another equally prompt means, within one business day after it receives your request.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus and the documents incorporated by reference herein may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In some cases, forward-looking statements can be identified by the use of words such as "may," "might," "will," "would," "should," "could," "expect," "plan," "intend," "anticipate," "believe," "estimate," "predict," "probable," "potential," "possible," "target," "continue," "look forward," or "assume," and words of similar import. Forward-looking statements are not historical facts but instead express only management's beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management's control. It is possible that actual results and events may differ, possibly materially, from the anticipated results or events indicated in these forward-looking statements. Forward-looking statements are not guarantees of future performance, and we caution you not to place undue reliance on these statements.

        Forward-looking statements are subject to known and unknown risks, uncertainties, and assumptions and may include projections relating to our future financial performance including our growth strategies and anticipated trends in our business. For a detailed discussion of these and other risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements, you should refer to our Annual Report on Form 10-K for the year ended December 31, 2015, including the sections entitled "Risk Factors" in Part I, Item 1A of that report and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Part II, Item 7, as well as our subsequent periodic and current reports filed with the SEC. These risks and uncertainties are not exhaustive however. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. We are under no duty to update any of these forward-looking statements after the date of this prospectus or the relevant report to conform our prior statements to actual results or revised expectations, and we do not intend to do so.

FIRST MIDWEST BANCORP, INC.

        First Midwest is a Delaware corporation headquartered in the Chicago suburb of Itasca, Illinois. It is a relationship-based financial institution and one of the largest independent publicly-traded bank holding companies based on assets headquartered in the Midwest. First Midwest's principal subsidiary, First Midwest Bank (the "Bank"), and other affiliates provide a full range of commercial, leasing, retail, wealth management, trust and private banking products and services to commercial and industrial, commercial real estate, municipal and consumer customers through over 110 locations in metropolitan Chicago, northwest Indiana, central and western Illinois, and eastern Iowa. At June 30, 2016, First Midwest had consolidated total assets of approximately $11.0 billion and over $8.3 billion in trust assets under management. First Midwest common stock trades on the NASDAQ Stock Market under the symbol "FMBI." First Midwest employed approximately 1,900 full-time equivalent employees at June 30, 2016.

USE OF PROCEEDS

        Unless First Midwest informs you otherwise in a prospectus supplement, the net proceeds from the sale of the securities will be used for general corporate purposes.

CONSOLIDATED EARNINGS RATIOS

        The following table sets forth First Midwest's consolidated ratio of earnings to fixed charges and First Midwest's consolidated ratio of earnings to combined fixed charges and preferred stock dividends on a historical basis for the periods indicated. First Midwest did not have any preferred securities outstanding after November 30, 2011.

	Six Months Ended June 30,		For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012		2011
Earnings to Fixed Charges:(1)
Excluding interest on deposits	8.17x	9.88x	8.15x	8.16x	8.89x	(1.78	)x	4.00x
Including interest on deposits	5.45x	5.98x	5.56x	5.12x	5.55x	(0.39	)x	2.00x
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends:(1)
Excluding interest on deposits	8.17x	9.88x	8.15x	8.16x	8.89x	(1.78	)x	2.12x
Including interest on deposits	5.45x	5.98x	5.56x	5.12x	5.55x	(0.39	)x	1.55x

(1)
For the purpose of computing these ratios, "earnings" represent net income plus fixed charges and the provision for income taxes, and "fixed charges" consist of interest on outstanding debt plus one-third (the proportion deemed representative of the interest factor) of operating lease expense. The term "preferred stock dividends" is the amount of pre-tax earnings that is required to pay dividends on First Midwest's outstanding preferred stock. For details on the calculations, including dollar amounts of deficiencies for relevant periods, see Exhibit 12.1 to the registration statement of which this prospectus is a part.

VALIDITY OF THE SECURITIES

        Unless otherwise indicated in the applicable prospectus supplement, the validity of the securities offered by this prospectus will be passed upon for us by Sullivan & Cromwell LLP, New York, New York.

EXPERTS

        The consolidated financial statements of First Midwest Bancorp, Inc. appearing in First Midwest Bancorp, Inc.'s Annual Report (Form 10-K) for the year ended December 31, 2015, and the effectiveness of First Midwest Bancorp, Inc.'s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and First Midwest Bancorp, Inc. management's assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

        With respect to the unaudited condensed consolidated interim financial information of First Midwest Bancorp, Inc. for the three-month periods ended March 31, 2016 and March 31, 2015 and for the three-month and six-month periods ended June 30, 2016 and June 30, 2015, incorporated herein by reference, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports dated May 4, 2016 and August 3, 2016, included in First Midwest Bancorp, Inc.'s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016, and incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their reports on the unaudited interim financial information because those reports are not a "report" or a "part" of the registration statement of which this prospectus is a part prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

$150,000,000 5.875% Subordinated Notes due 2026

Joint Book-Running Managers

Goldman, Sachs & Co.

Sandler O'Neill + Partners, L.P.

Co-Manager

Stephens Inc.

September 22, 2016